TRAEGER ANNOUNCES FOURTH QUARTER AND FULL YEAR 2025 RESULTS
Full Year 2025 Revenues Above High End of Guidance Range
Provides Guidance for 2026
SALT LAKE CITY, UT, March 5, 2026 (BUSINESS WIRE) -- Traeger, Inc. (“Traeger” or the “Company”) (NYSE: COOK), creator and category leader of the wood pellet grill, today announced its financial results for the fourth quarter and year ended December 31, 2025.
Fourth Quarter Results
•Total revenues decreased 13.8% to $145.4 million
•Grill revenues decreased 22.3% to $60.6 million
•Net loss of $17.2 million compared to $7.0 million in the prior year
•Adjusted EBITDA of $19.4 million, up from $18.4 million in the prior year
•Expanded Project Gravity Phase 2 value capture, bringing total expected annualized savings to approximately $64 million to $70 million across both phases
Full Year 2025 Results
•Total revenues decreased 7.4% to $559.5 million
•Grill revenues decreased 8.2% to $298.0 million
•Net loss of $115.2 million compared to $34.0 million in the prior year, inclusive of a $74.7 million goodwill impairment
•Adjusted EBITDA of $70.0 million, down from $81.9 million in the prior year
Jeremy Andrus, CEO of Traeger, commented, “We closed 2025 with strong execution, delivering revenue above the high end of our guidance and adjusted EBITDA in the upper half of our guidance range. More importantly, we took deliberate decisions to navigate tariff pressure, protect profitability, and simplify the business in ways that strengthen our foundation for the long term. As we look ahead, we are executing with discipline to focus the business on our highest‑return opportunities, while continuing to invest behind product innovation and brand. We believe these actions are positioning Traeger for stronger long-term performance.”
Joey Hord, CFO of Traeger, added, “We exited 2025 with a solid financial foundation, supported by the progress we’ve made under Project Gravity. As we move into 2026, our focus is on inventory alignment, cost discipline, and cash generation. We expect to generate additional free cash flow this year, providing flexibility to invest in the business, further strengthen our balance sheet, and support our long‑term growth strategy.”

Operating Results for the Fourth Quarter
Total revenues decreased by 13.8% to $145.4 million, compared to $168.6 million in the fourth quarter last year.
•Grills revenues decreased 22.3% to $60.6 million, compared to $78.0 million in the fourth quarter last year. The decrease was driven by pricing impacted by a mix shift and volume impacted by price elasticity to tariff-related pricing increases and a difficult comparison from the prior year due to load-in ahead of the Woodridge launch.
•Consumables revenues increased 15.8% to $35.5 million, compared to $30.7 million in the fourth quarter last year. The increase was driven by higher unit volumes across both wood pellets and food consumables.
•Accessories revenues decreased 17.9% to $49.2 million, compared to $60.0 million in the fourth quarter last year. This decrease was primarily driven by lower sales of MEATER smart thermometers.
North America revenues decreased 13.0% in the fourth quarter compared to the prior year. Rest of World revenues decreased 21.6% in the fourth quarter compared to the prior year.
Gross profit decreased to $54.3 million, compared to $68.9 million in the fourth quarter last year. Gross margin was 37.4% in the fourth quarter, compared to 40.9% in the same period last year. Excluding $3.1 million of costs related to Project Gravity, adjusted gross margin was 39.5%.1 The decrease in gross margin was driven primarily by tariff related costs, somewhat offset by lower promotional activity and supply chain efficiencies.
Sales and marketing expenses were $23.2 million, compared to $33.6 million in the fourth quarter last year. The decrease was driven primarily by lower demand creation spending, as well as reductions in employee-related costs and professional fees as a result of Project Gravity.
General and administrative expenses were $21.8 million, compared to $26.7 million in the fourth quarter last year. The decrease in general and administrative expense was primarily driven by a decrease in stock-based compensation expense of $2.1 million, as well as lower professional fees and employee-related costs as a result of Project Gravity.
Restructuring and other costs of $12.2 million were recorded in connection with Project Gravity, which primarily related to consulting fees associated with the execution of these initiatives, as well as severance and other personnel costs and other restructuring related costs.
Net loss was $17.2 million, or $0.13 per diluted share, as compared to a net loss of $7.0 million, or $0.05 per diluted share, in the fourth quarter last year.2
Adjusted net income was $1.7 million, or $0.01 per diluted share as compared to adjusted net income of $1.8 million, or $0.01 per diluted share in the fourth quarter last year.1
Adjusted EBITDA was $19.4 million compared to $18.4 million in the fourth quarter last year.1
1 Reconciliations of GAAP to non-GAAP financial measures, as well as definitions for the non-GAAP financial measures included in this press release and the reasons for their use, are presented below.
2 There were no potentially dilutive securities outstanding as of December 31, 2025 and 2024.

Operating Results for the Full Year ended December 31, 2025
Total revenues decreased by 7.4% to $559.5 million, compared to $604.1 million last year.
•Grills revenues decreased 8.2% to $298.0 million, compared to $324.7 million last year. The decrease was driven primarily by lower pricing and volumes, with pricing impacted by a mix shift and volume impacted by price elasticity to tariff-related pricing increases.
•Consumables revenues increased 6.9% to $127.5 million, compared to $119.3 million last year. The increase was driven by better pricing in wood pellets and expanded distribution in food consumables.
•Accessories revenues decreased 16.3% to $134.0 million, compared to $160.1 million last year. This decrease was primarily driven by lower sales of MEATER smart thermometers, partially offset by an increase in sales of Traeger-branded accessories.
North America revenues decreased 5.1% compared to the prior year. Rest of World revenues decreased 27.3% compared to the prior year.
Gross profit decreased to $219.3 million, compared to $255.5 million last year. Gross profit margin was 39.2%, compared to 42.3% in the same period last year. Excluding $3.1 million of costs related to Project Gravity, adjusted gross margin was 39.8%.1 The decrease in gross margin was driven primarily by tariff related costs, partially offset by supply chain efficiencies.
Sales and marketing expenses were $90.2 million, compared to $109.7 million last year. The decrease was primarily driven by lower demand creation spending, as well as reductions in employee-related costs and professional fees as a result of Project Gravity.
General and administrative expenses were $95.0 million, compared to $113.5 million last year. The decrease in general and administrative expenses was driven primarily driven by a decrease in stock-based compensation expense of $11.2 million, as well as lower professional fees and employee-related costs as a result of Project Gravity.
Goodwill impairment of $74.7 million was recorded, resulting from a quantitative impairment assessment in which the estimated fair value of our single reporting unit was determined to be below its carrying amount. The impairment charge is non-cash and does not impact the Company’s cash position, cash flows from operating activities, compliance with debt covenants, or future operations.
Restructuring and other costs of $21.8 million were recorded in connection with Project Gravity, which primarily related to consulting fees associated with the execution of these initiatives, as well as severance and other personnel costs and other restructuring related costs.
Net loss was $115.2 million, or $0.87 per diluted share, as compared to net loss of $34.0 million, or $0.27 per diluted share, in the same period last year.2
Adjusted net loss was $15.9 million, or $0.12 per diluted share, as compared to adjusted net income of $6.4 million, or $0.05 per diluted share in the same period last year.1
Adjusted EBITDA was $70.0 million compared to $81.9 million in the same period last year.1
1 Reconciliations of GAAP to non-GAAP financial measures, as well as definitions for the non-GAAP financial measures included in this press release and the reasons for their use, are presented below.
2 There were no potentially dilutive securities outstanding as of December 31, 2025 and 2024.

Balance Sheet
Cash and cash equivalents at December 31, 2025 totaled $19.6 million, compared to $15.0 million at December 31, 2024.
Inventory at December 31, 2025 was $98.8 million, compared to $107.4 million at December 31, 2024.

Project Gravity Update: Remains on Track with Additional Savings Identified
Project Gravity, the Company's multi-step initiative to streamline operations, simplify the business, and improve returns on invested capital remains on track to be substantially completed by the end of 2026. Additional value capture opportunities within Phase 2 have been identified, particularly around SKU rationalization and a more strategic approach to pricing, which are expected to generate an additional $6 million to $12 million in annualized pre-tax savings, bringing the total for Project Gravity to approximately $64 million to $70 million across both phases.
These actions support a structurally higher‑margin business mix and reinforce the Company’s focus on long‑term earnings power.
Guidance
The Company's guidance for Fiscal Year 2026 does not reflect the potential impact of recently implemented or proposed tariffs.
Guidance For Full Year Fiscal 2026
•Total revenue is expected to be between $465 million and $485 million
•Gross margin is expected to be between 38.0% and 39.0%
•Adjusted EBITDA is expected to be between $50 million and $60 million
•Free Cash Flow is expected to be at least $30 million
Guidance For First Quarter 2026
•Total revenue is expected to be between $92 million and $97 million
•Adjusted EBITDA is expected to be between $3 million and $7 million
A reconciliation of Adjusted EBITDA and Free Cash Flow guidance to Net Loss and Net cash provided by operating activities on a forward-looking basis cannot be provided without unreasonable efforts, as the Company is unable to provide reconciling information with respect to benefit for income taxes, interest expense, depreciation and amortization, other income, stock-based compensation, non-routine legal expenses, goodwill impairment, restructuring and other costs, employee retention tax credits, and purchases of property, plant, and equipment, all of which are adjustments to Adjusted EBITDA and Free Cash Flows.
Conference Call Details
A conference call to discuss the Company's fourth quarter and full year 2025 results is scheduled for Thursday, March 5, 2026, at 4:30 p.m. ET. To participate, please dial (833) 470-1428 or +1 (646) 844-6383 for international callers, conference ID 589715. The conference call will also be webcast live at https://investors.traeger.com. A recording will be available shortly after the conclusion of the call. To access the replay, please dial (866) 813-9403, conference ID 797067. A replay of the webcast will also be available approximately two hours after the conclusion of the call on the Company's website at https://investors.traeger.com.
About Traeger
Traeger Grills, headquartered in Salt Lake City, is the creator and category leader of the wood pellet grill, an outdoor cooking system that ignites all-natural hardwoods to grill, smoke, bake, roast, braise, and barbecue. In 2023, Traeger entered the griddle category, further establishing its leadership position in the outdoor cooking space. Traeger grills are versatile and easy to use, empowering cooks of all skill sets to create delicious meals with flavor that cannot be replicated. Grills are at the core of our platform and are complemented by Traeger wood pellets, rubs, sauces, accessories and MEATER smart thermometers.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements, including, without limitation, statements regarding our anticipated first quarter and full year fiscal 2026 results, our Project Gravity initiative, our strategy, and our financial position. These statements are neither promises nor guarantees, but involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements, including, but not limited to, our realization of the anticipated benefits from Project Gravity and the impact that Project Gravity may have on our business; our history of operating losses; our ability to manage our business through periods of strategic realignment; our ability to expand into additional markets; our ability to maintain and strengthen our brand to generate and maintain ongoing demand for our products; our ability to cost-effectively attract new customers and retain our existing customers; our failure to maintain product quality and product performance at an acceptable cost; United States trade policies that restrict imports or increase import tariffs, including the impact of recently implemented and proposed tariffs; the impact of product liability and warranty claims and product recalls; the highly competitive market in which we operate; the use of social media and community ambassadors affecting our reputation or subjecting us to fines or other penalties; issues in relation to sustainability and corporate responsibility matters; any decline in demand from certain retailers; risks associated with our significant international operations; our reliance on limited number of third-party manufacturers; our failure to remain in compliance with the continued listing standards of the New York Stock Exchange and the other factors discussed under the caption "Risk Factors" in our periodic and current reports filed with the Securities and Exchange Commission (the “SEC”) from time to time, including our Annual Report on Form 10-K for the year ended December 31, 2025 to be filed with the SEC. Any such forward-looking statements represent management's estimates as of the date of this press release. While we may elect to update such forward-looking statements at some point in the future, we disclaim any obligation to do so, even if subsequent events cause our views to change.
CONTACT:
Investors:
Stephanie Read
Traeger, Inc.
investor@traeger.com
Media:
The Brand Amp
Traeger@thebrandamp.com

TRAEGER, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share amounts)

	December 31,
	2025	2024
	(unaudited)
ASSETS
Current Assets
Cash and cash equivalents	$19,624	$14,981
Accounts receivable, net	82,122	85,331
Inventories	98,831	107,367
Prepaid expenses and other current assets	14,272	35,444
Total current assets	214,849	243,123
Property, plant, and equipment, net	33,703	36,949
Operating lease right-of-use assets	38,201	44,370
Goodwill	—	74,725
Intangible assets, net	387,050	428,536
Other long-term assets	2,173	2,974
Total assets	$675,976	$830,677

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$14,135	$27,701
Accrued expenses	62,668	82,143
Line of credit	—	5,000
Current portion of notes payable	250	250
Current portion of operating lease liabilities	2,650	3,790
Other current liabilities	382	3,357
Total current liabilities	80,085	122,241
Notes payable, net of current portion	399,590	398,445
Operating lease liabilities, net of current portion	23,040	26,646
Deferred tax liability	1,861	6,376
Other non-current liabilities	552	539
Total liabilities	505,128	554,247

Stockholders’ equity
Preferred stock, $0.0001 par value; 25,000,000 shares authorized and no shares issued or outstanding as of December 31, 2025 and 2024	—	—
Common stock, $0.0001 par value; 1,000,000,000 shares authorized
Issued and outstanding shares - 137,068,259 and 130,648,819 as of December 31, 2025 and 2024	14	13
Additional paid-in capital	974,372	960,966
Accumulated deficit	(804,066)	(688,885)
Accumulated other comprehensive income	528	4,336
Total stockholders’ equity	170,848	276,430
Total liabilities and stockholders’ equity	$675,976	$830,677

TRAEGER, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
(unaudited)
(in thousands, except share and per share amounts)

	Three Months Ended December 31,		Year-ended December 31,
	2025	2024	2025	2024
Revenue	$145,358	$168,637	$559,520	$604,072
Cost of revenue	91,017	99,747	340,174	348,603
Gross profit	54,341	68,890	219,346	255,469
Operating expense:
Sales and marketing	23,228	33,591	90,217	109,656
General and administrative	21,816	26,719	95,031	113,483
Amortization of intangible assets	8,813	8,818	35,260	35,274
Goodwill impairment	—	—	74,725	—
Restructuring and other costs	12,168	—	21,840	—
Total operating expense	66,025	69,128	317,073	258,413
Loss from operations	(11,684)	(238)	(97,727)	(2,944)
Other income (expense):
Interest expense	(7,551)	(8,192)	(31,350)	(33,500)
Other income, net	192	(513)	9,755	480
Total other expense	(7,359)	(8,705)	(21,595)	(33,020)
Loss before benefit from income taxes	(19,043)	(8,943)	(119,322)	(35,964)
Benefit from income taxes	(1,843)	(1,985)	(4,141)	(1,956)
Net loss	$(17,200)	$(6,958)	$(115,181)	$(34,008)
Net loss per share, basic and diluted	$(0.13)	$(0.05)	$(0.87)	$(0.27)
Weighted-average common shares outstanding, basic and diluted	135,321,683	129,174,440	133,095,964	127,443,657
Other comprehensive income (loss):
Foreign currency translation adjustments	$34	$(49)	$(68)	$62
Amortization of dedesignated cash flow hedge	(887)	(1,160)	(3,740)	(6,666)
Total other comprehensive loss	(853)	(1,209)	(3,808)	(6,604)
Comprehensive loss	$(18,053)	$(8,167)	$(118,989)	$(40,612)

TRAEGER, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)
(in thousands)

	Year-ended December 31,
	2025	2024	2023
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(115,181)	$(34,008)	$(84,402)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation of property, plant, and equipment	12,143	13,870	15,011
Amortization of intangible assets	41,992	42,458	42,770
Amortization of deferred financing costs	2,028	1,977	2,016
Loss (gain) on disposal of property, plant, and equipment	(83)	649	2,188
Stock-based compensation expense	15,254	27,901	53,203
Unrealized loss on derivative contracts	5,095	9,971	3,997
Amortization of dedesignated cash flow hedge	(3,740)	(6,666)	(10,364)
Change in contingent consideration	—	(15,000)	4,478
Goodwill impairment	74,725	—	—
Other non-cash adjustments	(2,690)	(233)	(2,022)
Change in operating assets and liabilities:
Accounts receivable	3,150	(25,396)	(17,735)
Inventories	8,536	(11,192)	57,295
Prepaid expenses and other current assets	14,355	(7,573)	(4,199)
Other non-current assets	114	148	(568)
Accounts payable and accrued expenses	(35,178)	26,982	2,374
Net cash provided by operating activities	20,520	23,888	64,042
CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property, plant, and equipment	(6,934)	(11,996)	(19,946)
Capitalization of patent costs	(506)	(448)	(460)
Proceeds from sale of property, plant, and equipment	108	113	3,028
Net cash used in investing activities	(7,332)	(12,331)	(17,378)
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from line of credit	59,000	63,000	115,900
Repayments on line of credit	(64,000)	(86,400)	(171,209)
Repayments of long-term debt	(250)	(250)	(250)
Payment of deferred financing costs	(904)	(119)	—
Principal payments on finance lease liabilities	(543)	(521)	(514)
Payments of acquisition related contingent consideration	—	—	(12,225)
Taxes paid related to net share settlement of equity awards	(1,848)	(2,207)	—
Net cash used in financing activities	(8,545)	(26,497)	(68,298)
Net increase (decrease) in cash and cash equivalents	4,643	(14,940)	(21,634)
Cash and cash equivalents at beginning of period	14,981	29,921	51,555
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$19,624	$14,981	$29,921

TRAEGER, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)
(in thousands)

(Continued)	Year-ended December 31,
	2025	2024	2023
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid during the period for interest	$33,220	$38,512	$40,060
NON-CASH FINANCING AND INVESTING ACTIVITIES
Equipment purchased under finance leases	$450	$292	$460
Property, plant, and equipment included in accounts payable and accrued expenses	$2,748	$678	$3,975

TRAEGER, INC.
RECONCILIATIONS OF AND OTHER INFORMATION REGARDING NON-GAAP FINANCIAL MEASURES
(unaudited)
In addition to our results and measures of performance determined in accordance with U.S. GAAP, we believe that certain non-GAAP financial measures are useful in evaluating and comparing our financial and operational performance over multiple periods, identifying trends affecting our business, formulating business plans and making strategic decisions.
Each of Adjusted EBITDA, Adjusted Net Income (Loss), Adjusted Net Income (Loss) per share, Adjusted EBITDA Margin, Adjusted Net Income (Loss) Margin, Adjusted Gross Margin, and Free Cash Flow are key performance measures that our management uses to assess our financial performance and are also used for internal planning and forecasting purposes. We believe that these non-GAAP financial measures are useful to investors and other interested parties in analyzing our financial performance because they provide a comparable overview of our operations across historical periods. In addition, we believe that providing each of Adjusted EBITDA and Adjusted Net Income (Loss), together with a reconciliation of Net Loss to each such measure, and providing Adjusted Net Income (Loss) per share, together with a reconciliation of Net Loss per share to such measure, and Adjusted EBITDA Margin, Adjusted Net Income (Loss) Margin, and Adjusted Gross Margin together with a reconciliation of Net Loss Margin and Gross Margin to such measures, and Free Cash Flow, together with a reconciliation of Net cash provided by operating activities to such measures, helps investors make comparisons between our company and other companies that may have different capital structures, different tax rates, and/or different forms of employee compensation. For example, due to finite-lived intangible assets included on our balance sheet following our corporate reorganization in 2017, we have significant non-cash amortization expense attributable to the nature of our capital structure.
Each of Adjusted EBITDA, Adjusted Net Income (Loss), Adjusted Net Income (Loss) per share, Adjusted EBITDA Margin, Adjusted Net Income (Loss) Margin, and Adjusted Gross Margin are used by our management team as an additional measure of our performance for purposes of business decision-making, including managing expenditures, and evaluating potential acquisitions. Period-to-period comparisons of Adjusted EBITDA, Adjusted Net Income (Loss), Adjusted Net Income (Loss) per share, Adjusted EBITDA Margin, Adjusted Net Income (Loss) Margin, and Adjusted Gross Margin help our management identify additional trends in our financial results that may not be shown solely by period-to-period comparisons of Net Loss or Loss from Continuing Operations or Net Loss per share or Net Loss Margin or Gross Margin. In addition, we may use Adjusted EBITDA in the incentive compensation programs applicable to some of our employees. Each of Adjusted EBITDA, Adjusted Net Income (Loss), Adjusted Net Income (Loss) per share, Adjusted EBITDA Margin, Adjusted Net Income (Loss) Margin and Adjusted Gross Margin has inherent limitations because of the excluded items, and may not be directly comparable to similarly titled metrics used by other companies.
The following table presents a reconciliation of Gross Margin, the most directly comparable financial measure calculated in accordance with U.S. GAAP, to Adjusted Gross Margin on a consolidated basis. A reconciliation of Adjusted Gross Margin guidance to Gross Margin on a forward-looking basis cannot be provided without unreasonable efforts, as the Company is unable to provide reconciling information with respect to the impact of restructuring costs recorded in cost of revenue which is an adjustment to Adjusted Gross Margin.

	Three Months Ended December 31, 2025	Year-ended December 31, 2025
Gross margin	37.4%	39.2%
Add: Impact of restructuring costs recorded in cost of revenue	2.1%	0.6%
Adjusted gross margin	39.5%	39.8%

The following table presents a reconciliation of Net cash provided by operating activities, the most directly comparable financial measure calculated in accordance with U.S. GAAP, to Free Cash Flow on a consolidated basis. A reconciliation of Free Cash Flow guidance to Net cash provided by operating activities on a forward-looking basis cannot be provided without unreasonable efforts, as the Company is unable to provide reconciling information with respect to the impact for the purchase of property, plant and equipment, which is an adjustment to Free Cash Flow.

	Year-ended December 31,
	2025	2024	2023
Net cash provided by operating activities	$20,520	$23,888	$64,042
Less: Purchase of property, plant, and equipment	(6,934)	(11,996)	(19,946)
Free cash flow	$13,586	$11,892	$44,096

The following table presents a reconciliation of Net Loss, Net Loss Margin and Net Loss per share, the most directly comparable financial measures calculated in accordance with U.S. GAAP, to Adjusted Net Income (Loss), Adjusted EBITDA, Adjusted EBITDA Margin Adjusted Net Income (Loss) Margin and Adjusted Net Income (Loss) per share, respectively, on a consolidated basis.

	Three Months Ended December 31,		Year-ended December 31,
	2025	2024	2025	2024

	(dollars in thousands, except share and per share amounts)
Net loss	$(17,200)	$(6,958)	$(115,181)	$(34,008)
Adjustments:
Other income (1)	(1,355)	(1,149)	(8,833)	(8,280)
Stock-based compensation	2,778	4,837	15,254	27,901
Non-routine legal expenses (2)	1	13	25	1,794
Amortization of acquisition intangibles (3)	8,111	8,112	32,444	32,868
Goodwill impairment	—	—	74,725	—
Restructuring and other costs (4)	15,270	—	24,942	—
Employee retention tax credit (5)	—	—	(6,049)
Tax impact of adjusting items (6)	(5,866)	(3,033)	(33,259)	(13,914)
Adjusted net income (loss)	$1,739	$1,822	$(15,932)	$6,361

Net loss	$(17,200)	$(6,958)	$(115,181)	$(34,008)
Adjustments:
Benefit for income taxes	(1,843)	(1,985)	(4,141)	(1,956)
Interest expense	7,551	8,192	31,350	33,500
Depreciation and amortization	13,285	14,251	54,137	56,327
Other (income) expense (7)	(468)	11	(5,093)	(1,614)
Stock-based compensation	2,778	4,837	15,254	27,901
Non-routine legal expenses (2)	1	13	25	1,794
Goodwill impairment	—	—	74,725	—
Restructuring and other costs (4)	15,270	—	24,942	—
Employee retention tax credit (5)	—	—	(6,049)	—
Adjusted EBITDA	$19,374	$18,361	$69,969	$81,944

Revenue	$145,358	$168,637	$559,520	$604,072
Net loss margin	(11.8)%	(4.1)%	(20.6)%	(5.6)%
Adjusted net income (loss) margin	1.2%	1.1%	(2.8)%	1.1%
Adjusted EBITDA margin	13.3%	10.9%	12.5%	13.6%

Net loss per diluted share	$(0.13)	$(0.05)	$(0.87)	$(0.27)
Adjusted net income (loss) per diluted share	$0.01	$0.01	$(0.12)	$0.05
Weighted average common shares outstanding - diluted	135,321,683	129,174,440	133,095,964	127,443,657
(1)Represents realized and unrealized (gains) losses on the interest rate swap, including amortization of dedesignated cash flow hedge, (gains) losses on the disposal of property, plant, and equipment, and unrealized (gains) losses from foreign currency transactions and derivatives.
(2)Represents external legal expenses incurred in connection with the defense of a class action lawsuit and intellectual property litigation..
(3)Represents the amortization expense associated with intangible assets recorded in connection with the 2017 acquisition of Traeger Pellet Grills Holdings LLC.
(4)Represents restructuring and other costs in connection with Project Gravity primarily related to consulting fees, severance and other personnel costs, supplier settlement costs and other restructuring related costs.
(5)Represents the total benefit recorded associated with the refund from the Internal Revenue Service in connection with the Employee Retention Tax Credit.
(6)Represents the tax effect of non-GAAP adjustments calculated at an estimated blended statutory tax rate of 23.8% and 25.1% for the three months and year ended December 31, 2025, respectively, and 25.3% and 25.5% for the three months and year ended December 31, 2024, respectively.
(7)Represents realized and unrealized (gains) losses on the interest rate swap, (gains) losses on the disposal of property, plant, and equipment, and unrealized (gains) losses from foreign currency transactions and derivatives.